My Palace Portal, Inc Real Estate Professional

Affiliation Membership Agreement

7.14.2020 jb

PARTIES TO THE AGREEMENT

My Palace Portal, Inc________________________ (Affiliate Name)

2201 Long Prairie Road, Ste. 107-173________________________ (Real Estate License Number)

Flower Mound, TX 75022________________________ (Broker Name)

Jeff@JeffBrand.com________________________ (Broker Real Estate License Number)

________________________ (Office Address)

________________________

________________________ (Email Address)

________________________ (Office Phone Number)

_________________________(Cell Number)

My Palace Portal, Inc (hereinafter “My Palace Portal, Inc”) and ______________________________ (Affiliate), agree to the following terms and conditions:

1.  Required Qualifications and Representations:

Affiliate must be a real estate broker and/or agent with an active license to perform real estate broker and/or real estate agent duties, and maintain a permanent business presence in -the Affiliate’s local or regional Multiple Listing Service (MLS).  By executing below, Affiliate represents that he/she meets such qualifications.

2.  Subscription

a.Setup Fee:  Each Affiliate shall pay a non-refundable, one (1)-time set up fee of $199.99 in order to establish an My Palace Portal, Inc real estate professional affiliate account.

b.Monthly Subscription Fee - Three options:

Licensed Real Estate Professionals that subscribe to the Company’s program, will benefit by establishing long-term mutually beneficial relationships with local homeowners. To access the Company’s website and obtain program benefits real estate professionals must enroll and maintain an active monthly subscription in the

Company’s program. Subscriptions for real estate professionals will be for a 12-month term and such professionals will have three options for subscribing to the program.

1. The Real Estate Professional, upon subscribing to the program, will have the right to enter up to

250 clients for a free homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $29.99 and a transaction fee of $199.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

2. The Real Estate Professional, upon subscribing to the program, will have the right to enter up to

500 clients for free a homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $49.99 and a transaction fee of $99.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

3. The Real Estate Professional, upon subscribing to the program, will have the right to enter up to

1000 clients for a free homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $99.99 and a transaction fee of $49.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

Homeowners who have access to the Company”s program through the placement by a real estate professional,

will have access as long as the real estate professional pays the monthly fee or for so long as the real estate professional desires the homeowner have such access.

Payment shall be charged to an active credit card issued to Affiliate pursuant to an authorization which shall be maintained on file with My Palace Portal, Inc.  Failure of Affiliate to maintain a valid credit card authorization with My Palace Portal, Inc shall constitute a material breach of this Agreement.  The subscription fee is subject to change upon each Renewal Date.  Notwithstanding the foregoing, My Palace Portal, Inc shall notify Affiliate of any subscription fee change not less than sixty (60) days prior to the Renewal Date upon which such change shall apply. Notwithstanding any other provision in this Agreement to the contrary, no portion of a monthly subscription fee shall be refunded or prorated.

c.Term of Subscription:  The term of an Affiliate subscription is one year and shall automatically renew upon the anniversary of the date that this Agreement is signed by Affiliate, unless either party terminates the agreement in writing not less than thirty (30) days prior to the Renewal Date. Notwithstanding the foregoing, all provisions relating to competition against My Palace Portal, Inc and My Palace Portal, Inc’s Proprietary Data Compilations shall survive any termination pursuant to this paragraph.

3.  Tools and Services

a.My Palace Portal, Inc Subscribers (“Subscribers”): Affiliate shall on an ongoing basis acquire new My Palace Portal, Inc subscribers and support subscribed members throughout the term of subscribers' My Palace Portal, Inc membership subscription.

Subscribers shall have access to the My Palace Portal, Inc website, including tools, resources, and personalized real estate concierge services. The subscription fee shall be waived for the Subscriber after obtaining a signed Pre-List/Buy Agreement, where Subscriber agrees to use the services of an assigned active My Palace Portal, Inc subscribed Affiliate for personal home buying and/or selling services.

b.Marketing:  Affiliate shall have defined access to marketing plans and ideas; promotional materials regarding My Palace Portal, Inc services; and promotional and marketing ideas to support existing subscribed My Palace Portal, Inc Homeowners and to acquire new My Palace Portal, Inc subscribed Homeowners.  Affiliate shall participate in regularly-scheduled interaction with My Palace Portal, Inc subscribers and provide defined subscriber-specific data utilizing My Palace Portal, Inc tools and automated systems. Data and marketing material to support existing subscribers shall be defined as part of the Marketing material.

c.Pre-List/Buy Agreements:  Affiliate shall be eligible to represent Membership I-subscribed Homeowners with home selling and/or home buying services (as defined in the My Palace Portal, Inc Homeowner Pre-List/Buy Agreement).

5.  Compliance with Law

Affiliate at all times during the performance of this Agreement will strictly adhere to and obey all laws and regulations, written and implied, touching upon the subject matter of this Agreement now in effect or subsequently promulgated, including governing real estate agents and brokers as enacted by the applicable association of REALTORS® and all other applicable governing bodies, when accessing and utilizing licensed agent-only real estate tools, systems, and applications.

6.  Damages/Attorneys’ Fees

Affiliate agrees to pay all attorneys’ fees necessitated by My Palace Portal, Inc to enforce this Agreement.  Affiliate further agrees and understands that due to the unique nature of My Palace Portal, Inc’s business and the losses which would be occasioned by Affiliate’s breach of this Agreement would be difficult to prove, and that it shall be presumed that any breach by Affiliate shall cause damage to My Palace Portal, Inc.  Affiliate agrees that the burden of proof shall be shifted to Affiliate to prove that My Palace Portal, Inc was not damaged should any alleged breach of this Agreement by Affiliate be litigated.

7.  Proprietary Data Compilations

As a result of this Agreement, Affiliate will have access to certain information concerning Homeowners and properties.  While portions of such data may be public knowledge, the compilation thereof into databases by My Palace Portal, Inc is inherently valuable and constitutes proprietary data compilations (“Proprietary Data Compilations”).  Affiliate will not misuse, misappropriate, or disclose in writing, orally or by electronic means, any Proprietary Data Compilations, directly or indirectly, to any other person or use them during the term of this Agreement, or after its conclusion, except in furtherance of the marketing of real property anticipated by this Agreement. All files, documents, software, and similar items, whether existing physically or in electronic format, that contain or pertain to My Palace Portal, Inc's Proprietary Data Compilation are and will remain the property of My Palace Portal, Inc. Affiliate agrees not to make and keep copies of any confidential or Proprietary Data Compilation for personal or professional use outside those uses anticipated by this Agreement and any Rules.

8.  Notices

Any and all notices to be given under this Agreement by either party to the other must be in writing via postal mail or electronic mail (email). Postal mail: a notice may be personally delivered or sent by registered or certified mail, postage prepaid, with return receipt requested. Mailed notices are to be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement. Notices delivered personally are deemed communicated as of actual receipt; mailed notices are deemed communicated as of three days after mailing.  Electronic mail (email): a notice may be electronically delivered via email addressed to the parties at the email addresses appearing in the introductory paragraph of this Agreement.  Communications sent via text messaging, instant messaging, and the like, are not  acceptable.  Note that either party may change its mailing address or email address through written notice via postal mail ONLY and in accordance with this paragraph.

9.  Entirety of Agreement

This Agreement and all written Rules established by My Palace Portal, Inc contain all of the covenants and agreements between the parties with respect to that Affiliate Services. No other agreements, oral or written, exist between the parties to this Agreement with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing.

10.  Law Governing Agreement

This Agreement is governed by and is to be construed in accordance with the laws of the State of Texas, and venue shall exclusively lie in Denton County, Texas.

Executed on _________________ [date].

MY PALACE PORTAL, INC

____________________________

By: _________________________

AFFILIATE

____________________________